Exhibit 99.1

JAMES RIVER ANNOUNCES SECOND QUARTER
2019 RESULTS AND PATRICIA H. ROBERTS' APPOINTMENT TO BOARD OF DIRECTORS

▪
Second Quarter 2019 Net Income of $20.3 million -- $0.66 per diluted share -- a 20% increase over the second quarter of 2018, and Adjusted Net Operating Income of $20.2 million -- $0.66 per diluted share -- a 15% increase over the second quarter of 2018

▪	81% growth in Core (Non-Commercial Auto) Excess & Surplus Lines Gross Written Premium versus the prior year quarter

▪	Year-do-date 2019 annualized Adjusted Net Operating Return on Average Tangible Equity of 15.7%

▪	Tangible Equity per Share of $18.86, an increase of 19% from year-end 2018, inclusive of dividends

▪	Expense Ratio of 21.3%, an improvement of 1.8 percentage points over the prior year quarter

▪	Net Investment Income of $17.5 million, an increase of 9%, or $1.4 million, over the prior year quarter

Pembroke, Bermuda, July 31, 2019 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported second quarter 2019 net income of $20.3 million ($0.66 per diluted share), compared to $17.0 million ($0.56 per diluted share) for the second quarter of 2018. Adjusted net operating income for the second quarter of 2019 was $20.2 million ($0.66 per diluted share), compared to $17.6 million ($0.58 per diluted share) for the same period in 2018.

Earnings Per Diluted Share	Three Months Ended June 30,
	2019	2018

Net Income	$0.66	$0.56
Adjusted Net Operating Income [1]	$0.66	$0.58

1 See "Reconciliation of Non-GAAP Measures" below.
Robert P. Myron, the Company’s Chief Executive Officer, commented, “I am pleased to report that James River has had another strong quarter, generating a 95.2% combined ratio while our largest

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Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda
Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces Second Quarter Results

July 31, 2019

business, core E&S, experienced an increase in gross written premium of 81% with every division growing."
"Our core E&S gross written premium was $247 million for the first six months of 2019, which represents a 42% increase over the $175 million of premium we wrote during the first six months of 2018."
"For the ninth consecutive quarter, we were able to achieve rate increases on our core E&S renewals, which were up 5.4% in the quarter year over year, and submissions increased 20%. New business pricing was also very strong."
"Lastly, I am also pleased with our growth in tangible book value and Adjusted Net Operating Return on Average Tangible Equity for the year to date."
Second Quarter 2019 Operating Results

•	Gross written premium of $380.0 million, consisting of the following:

	Three Months Ended June 30,
($ in thousands)	2019	2018	% Change
Excess and Surplus Lines	$260,277	$165,398	57%
Specialty Admitted Insurance	89,472	97,100	(8)%
Casualty Reinsurance	30,254	30,880	(2)%
	$380,003	$293,378	30%

•	Net written premium of $239.9 million, consisting of the following:

	Three Months Ended June 30,
($ in thousands)	2019	2018	% Change
Excess and Surplus Lines	$195,624	$143,235	37%
Specialty Admitted Insurance	14,034	14,487	(3)%
Casualty Reinsurance	30,252	30,884	(2)%
	$239,910	$188,606	27%

•	Net earned premium of $199.1 million, consisting of the following:

	Three Months Ended June 30,
($ in thousands)	2019	2018	% Change
Excess and Surplus Lines	$150,921	$139,127	8%
Specialty Admitted Insurance	13,086	14,266	(8)%
Casualty Reinsurance	35,107	54,817	(36)%
	$199,114	$208,210	(4)%

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JRVR Announces Second Quarter Results

July 31, 2019

•
The Excess and Surplus Lines segment gross written premium and net written premium increased principally due to 81% growth in core lines gross written premium and 78% growth in core lines net written premium, as all twelve underwriting divisions grew. The Commercial Auto division also contributed to the segment's increase in gross written premium, growing 33% over the prior year quarter, although this division's net written premium was largely unchanged from the prior year quarter given the impact of reinsurance incepting March 1, 2019;

•
The Specialty Admitted Insurance segment gross written premium and net written premium decreased as a result of reduced premium from our largest fronting relationship, which was in line with our expectations. This was partially offset by an increase in premium from other new fronting relationships and increased individual risk Workers’ Compensation premium;

•
Gross written premium and net written premium were relatively unchanged from the prior year in the Casualty Reinsurance segment while net earned premium decreased from that of the prior year quarter. This was in line with our expectations and is consistent with our planned reductions for the segment begun during 2018;

•
There was unfavorable reserve development of $2.3 million compared to unfavorable reserve development of $2.2 million in the prior year quarter (representing a 1.2 and 1.1 percentage point increase to the Company’s loss ratio in the periods, respectively);

•	Pre-tax (unfavorable) favorable reserve development by segment was as follows:

	Three Months Ended June 30,
($ in thousands)	2019	2018
Excess and Surplus Lines	$(1,200)	$58
Specialty Admitted Insurance	1,247	167
Casualty Reinsurance	(2,362)	(2,449)
	$(2,315)	$(2,224)

•
The reserve development in the quarter included $1.2 million of adverse development in the Excess and Surplus Lines segment. During the quarter, the Company had adverse development in the 2016 and 2017 accident years of its commercial auto line, which was largely offset by favorable development in this line from the 2018 accident year. The Specialty Admitted Insurance segment experienced $1.2 million of favorable development in its workers' compensation business. The Company also experienced $2.4 million of adverse development in the Casualty Reinsurance segment, primarily related to losses from risk profiles and treaty structures that the Company no longer writes;

•	Group combined ratio of 95.2% improved from 97.3% in the prior year quarter;

•
Group expense ratio of 21.3% improved from 23.1% in the prior year quarter, driven by a larger portion of our consolidated net earned premium coming from the Excess and Surplus Lines segment, which has significant scale and a lower expense ratio than our other segments;

•	Gross fee income by segment was as follows:

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JRVR Announces Second Quarter Results

July 31, 2019

	Three Months Ended June 30,
($ in thousands)	2019	2018	% Change
Excess and Surplus Lines	$2,302	$3,663	(37)%
Specialty Admitted Insurance	3,849	3,735	3%
	$6,151	$7,398	(17)%

•
Fee income in the Excess & Surplus Lines segment decreased from its level in the prior year quarter as revenue from certain contracts that were previously fee for services revenue is now recognized as gross written premium. Fee income in the Specialty Admitted Insurance segment increased as a result of the continued growth of its fronting business during the previous twelve months;

•	Net investment income was $17.5 million, an increase of 9% from the prior year quarter. Further details can be found in the "Investment Results" section below.

Investment Results
Net investment income for the second quarter of 2019 was $17.5 million, which compares to $16.1 million for the same period in 2018. The increase was driven by improved book yields in the fixed maturity and bank loan portfolios due to higher market interest rates as well as an increased portfolio size.
The Company’s net investment income consisted of the following:

	Three Months Ended June 30,
($ in thousands)	2019	2018	% Change
Renewable Energy Investments	$(13)	$530	-
Other Private Investments	1,142	1,506	(24)%
All Other Net Investment Income	16,406	14,099	16%
Total Net Investment Income	$17,535	$16,135	9%
The Company’s annualized gross investment yield on average fixed maturity, bank loan and equity securities for the three months ended June 30, 2019 was 4.1% (versus 4.2% for the three months ended June 30, 2018) and the average duration of the fixed maturity and bank loan portfolio was 3.5 years at June 30, 2019 (versus 3.4 years at December 31, 2018 and June 30, 2018). Renewable energy and other private investments produced an annualized return of 6.2% for the three months ended June 30, 2019 (10.7% for the three months ended June 30, 2018).
Taxes
Generally the Company's effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. As referenced above, the tax rate was elevated this quarter due to changes in reserve estimates between accident years. The tax rate for the three months ended June 30, 2019 and June 30, 2018 was 18.6% and 8.2%, respectively. The tax rate for the six months ended June 30, 2019 and June 30, 2018 was 14.7% and 8.4%, respectively.

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JRVR Announces Second Quarter Results

July 31, 2019

Tangible Equity
Tangible equity before dividends increased 20.5% from $489.9 million at December 31, 2018 to $590.3 million at June 30, 2019, principally due to $43.0 million of net income, $41.0 million of after tax unrealized gains in the Company's fixed income investment portfolio, $8.3 million for derecognition of a build-to-suit lease and $7.8 million of option exercise activity and stock compensation.
June 30, 2019 tangible equity after dividends of $572.0 million increased 16.8% from $489.9 million at December 31, 2018. Tangible equity per common share was $18.86 at June 30, 2019, net of $0.60 of dividends per share the Company paid during the first six months of 2019. The year-to-date annualized adjusted net operating income return on average tangible equity was 15.7%, which compares to 14.5% for the same period in 2018.
Capital Management
The Company announced that its Board of Directors declared a cash dividend of $0.30 per common share. This dividend is payable on Monday, September 30, 2019 to all shareholders of record on Monday, September 16, 2019.
Director Appointment
The Company also announced today the appointment of Patricia H. Roberts to its Board of Directors and to its Compensation Committee.  With the appointment of Ms. Roberts, the Board of Directors increased its size to eleven directors.  J. Adam Abram, the Company’s Chairman stated, "We are very pleased to welcome Patty to our board. She is an accomplished insurance leader and an experienced public company board member.  We are confident that James River will benefit from her knowledge of the insurance and reinsurance industry, as well as her operational and strategic expertise."
"I am very glad to join the James River Group board," said Ms. Roberts. "The company has a history of excellent underwriting and superior financial performance.  I look forward to working with my fellow board members and management."
Ms. Roberts is the retired President and Chairman of General Star Management Company and retired President and Chairman of Genesis Management and Insurance Services Corporation, two wholly owned subsidiaries of General Reinsurance Corporation (“Gen Re”). She joined Gen Re as an excess casualty underwriter and progressed through a variety of leadership and operational roles during her 35-year career with the company.
Ms. Roberts previously served on the Navigators Group, Inc. board of directors until its sale to The Hartford Financial Services Group, Inc. earlier this year. Ms. Roberts holds a Bachelor of Science degree in Business Administration from George Mason University, and received her CPCU (Chartered Property Casualty Underwriter) designation in 1985.
Conference Call
James River Group Holdings, Ltd. will hold a conference call to discuss its second quarter results tomorrow, August 1, 2019, at 8:00 a.m. Eastern Time. Investors may access the conference call by dialing (877) 930-8055, Conference ID# 8385794, or via the internet by visiting www.jrgh.net and

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JRVR Announces Second Quarter Results

July 31, 2019

clicking on the “Investor Relations” link. Please access the website at least 15 minutes early to register and download any necessary audio software. A replay of the call will be available until 11:00 a.m. (Eastern Time) on August 31, 2019 and can be accessed by dialing (855) 859-2056 or by visiting the company website.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; a decline in our financial strength rating resulting in a reduction of new or renewal business; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain such relationships; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for claims, or an insured group of companies with whom we have an indemnification arrangement failing to perform their reimbursement obligations; changes in laws or government regulation, including tax or insurance law and regulations; the ongoing effect of Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act, which may have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; potential effects on our business of emerging claim and coverage issues; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; inadequacy of premiums we charge to compensate us for our losses incurred; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended; and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially

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JRVR Announces Second Quarter Results

July 31, 2019

from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K filed with the SEC on February 27, 2019. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Non-GAAP Financial Measures
In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting profit, adjusted net operating income, tangible equity, adjusted net operating return on average tangible equity (which is calculated as annualized adjusted net operating income divided by the average tangible equity for the trailing four quarters), and pre-dividend tangible equity per share, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of the Company’s regulated insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company.
Visit James River Group Holdings, Ltd. on the web at www.jrgh.net
For more information contact:
Kevin Copeland
SVP Finance & Chief Investment Officer
Investor Relations
441-278-4573
InvestorRelations@jrgh.net

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JRVR Announces Second Quarter Results

July 31, 2019

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	June 30, 2019	December 31, 2018
	($ in thousands, except for share data)
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale	$1,332,042	$1,184,202
Equity securities, at fair value	87,528	78,385
Bank loan participations, held-for-investment	251,472	260,972
Short-term investments	24,463	81,966
Other invested assets	70,419	72,321
Total invested assets	1,765,924	1,677,846

Cash and cash equivalents	169,125	172,457
Accrued investment income	13,073	11,110
Premiums receivable and agents’ balances	398,514	307,899
Reinsurance recoverable on unpaid losses	545,404	467,371
Reinsurance recoverable on paid losses	39,777	18,344
Deferred policy acquisition costs	58,294	54,450
Goodwill and intangible assets	219,070	219,368
Other assets	241,926	207,931
Total assets	$3,451,107	$3,136,776

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$1,783,334	$1,661,459
Unearned premiums	474,430	386,473
Senior debt	98,300	118,300
Junior subordinated debt	104,055	104,055
Accrued expenses	52,846	51,792
Other liabilities	147,092	105,456
Total liabilities	2,660,057	2,427,535

Total shareholders’ equity	791,050	709,241
Total liabilities and shareholders’ equity	$3,451,107	$3,136,776

Tangible equity (a)	$571,980	$489,873
Tangible equity per common share outstanding (a)	$18.86	$16.34
Total shareholders’ equity per common share outstanding	$26.08	$23.65
Common shares outstanding	30,330,675	29,988,460
Debt (b) to total capitalization ratio	20.4%	23.9%
(a) See “Reconciliation of Non-GAAP Measures”. (b) Includes senior debt and junior subordinated debt.

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JRVR Announces Second Quarter Results

July 31, 2019

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Income Statement Data
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	($ in thousands, except for share data)
REVENUES
Gross written premiums	$380,003	$293,378	$707,337	$591,494
Net written premiums	239,910	188,606	447,651	399,584

Net earned premiums	199,114	208,210	389,266	409,152
Net investment income	17,535	16,135	36,966	29,391
Net realized and unrealized gains (losses) on investments (a)	1,063	(64)	2,688	(874)
Other income	2,662	3,760	5,581	8,716
Total revenues	220,374	228,041	434,501	446,385

EXPENSES
Losses and loss adjustment expenses	147,053	154,595	286,980	298,367
Other operating expenses	44,843	51,751	90,595	106,534
Other expenses	683	93	683	97
Interest expense	2,684	2,946	5,492	5,468
Amortization of intangible assets	149	149	298	298
Total expenses	195,412	209,534	384,048	410,764
Income before taxes	24,962	18,507	50,453	35,621
Income tax expense	4,655	1,523	7,418	3,004
NET INCOME	$20,307	$16,984	$43,035	$32,617
ADJUSTED NET OPERATING INCOME (b)	$20,177	$17,569	$41,890	$34,138

EARNINGS PER SHARE
Basic	$0.67	$0.57	$1.43	$1.09
Diluted	$0.66	$0.56	$1.41	$1.08

ADJUSTED NET OPERATING INCOME PER SHARE
Basic	$0.67	$0.59	$1.39	$1.14
Diluted	$0.66	$0.58	$1.37	$1.13

Weighted-average common shares outstanding:
Basic	30,246,420	29,882,988	30,153,426	29,823,982
Diluted	30,689,074	30,293,933	30,581,205	30,243,946
Cash dividends declared per common share	$0.30	$0.30	$0.60	$0.60

Ratios:
Loss ratio	73.9%	74.2%	73.7%	72.9%
Expense ratio (c)	21.3%	23.1%	22.0%	24.0%
Combined ratio	95.2%	97.3%	95.7%	96.9%
Accident year loss ratio	72.7%	73.2%	72.9%	73.0%
(a) Includes net realized gains of $1.9 million and $5.4 million for the change in net unrealized gains/losses on equity securities in the three and six months ended June 30, 2019, respectively, in accordance with ASU 2016-01 (net realized gains of $521,000 and net realized losses of $1.2 million for the respective prior year periods).

(b) See "Reconciliation of Non-GAAP Measures".
(c) Calculated with a numerator comprising other operating expenses less gross fee income of the Excess and Surplus Lines segment and a denominator of net earned premiums.

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JRVR Announces Second Quarter Results

July 31, 2019

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change
	($ in thousands)
Gross written premiums	$260,277	$165,398	57.4%	$446,826	$332,884	34.2%
Net written premiums	$195,624	$143,235	36.6%	$350,485	$297,166	17.9%

Net earned premiums	$150,921	$139,127	8.5%	$292,593	$269,098	8.7%
Losses and loss adjustment expenses	(115,637)	(109,607)	5.5%	(223,842)	(210,226)	6.5%
Underwriting expenses	(19,474)	(19,403)	0.4%	(39,839)	(37,456)	6.4%
Underwriting profit (a), (b)	$15,810	$10,117	56.3%	$28,912	$21,416	35.0%

Ratios:
Loss ratio	76.6%	78.8%		76.5%	78.1%
Expense ratio	12.9%	13.9%		13.6%	13.9%
Combined ratio	89.5%	92.7%		90.1%	92.0%
Accident year loss ratio	75.8%	78.8%		76.1%	78.6%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $2.3 million and $5.0 million for the three and six months ended June 30, 2019, respectively ($3.7 million and $8.5 million for the respective prior year periods). These amounts are included in “Other income” in our Condensed Consolidated Income Statements.

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JRVR Announces Second Quarter Results

July 31, 2019

SPECIALTY ADMITTED INSURANCE

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change
	($ in thousands)
Gross written premiums	$89,472	$97,100	(7.9)%	$192,425	$184,501	4.3%
Net written premiums	$14,034	$14,487	(3.1)%	$29,055	$28,305	2.6%

Net earned premiums	$13,086	$14,266	(8.3)%	$25,446	$27,606	(7.8)%
Losses and loss adjustment expenses	(8,402)	(9,426)	(10.9)%	(15,604)	(17,037)	(8.4)%
Underwriting expenses	(3,386)	(3,852)	(12.1)%	(6,921)	(7,958)	(13.0)%
Underwriting profit (a), (b)	$1,298	$988	31.4%	$2,921	$2,611	11.9%

Ratios:
Loss ratio	64.2%	66.1%		61.3%	61.7%
Expense ratio	25.9%	27.0%		27.2%	28.8%
Combined ratio	90.1%	93.1%		88.5%	90.5%
Accident year loss ratio	73.7%	67.2%		74.1%	67.1%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $3.8 million and $7.6 million for the three and six months ended June 30, 2019, respectively ($3.7 million and $7.1 million for the respective prior year periods).

CASUALTY REINSURANCE

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change
	($ in thousands)
Gross written premiums	$30,254	$30,880	(2.0)%	$68,086	$74,109	(8.1)%
Net written premiums	$30,252	$30,884	(2.0)%	$68,111	$74,113	(8.1)%

Net earned premiums	$35,107	$54,817	(36.0)%	$71,227	$112,448	(36.7)%
Losses and loss adjustment expenses	(23,014)	(35,562)	(35.3)%	(47,534)	(71,104)	(33.1)%
Underwriting expenses	(12,193)	(17,526)	(30.4)%	(23,466)	(37,871)	(38.0)%
Underwriting (loss) profit (a)	$(100)	$1,729	-	$227	$3,473	(93.5)%

Ratios:
Loss ratio	65.6%	64.9%		66.7%	63.2%
Expense ratio	34.7%	31.9%		33.0%	33.7%
Combined ratio	100.3%	96.8%		99.7%	96.9%
Accident year loss ratio	58.8%	60.4%		59.2%	61.2%

(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces Second Quarter Results

July 31, 2019

RECONCILIATION OF NON-GAAP MEASURES

Underwriting Profit

The following table reconciles the underwriting profit (loss) by individual operating segment and for the entire Company to consolidated income before taxes. We believe that these measures are useful to investors in evaluating the performance of our Company and its operating segments because our objective is to consistently earn underwriting profits. We evaluate the performance of our operating segments and allocate resources based primarily on underwriting profit of operating segments. Our definition of underwriting profit of operating segments and underwriting profit may not be comparable to that of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands)
Underwriting profit (loss) of the operating segments:
Excess and Surplus Lines	$15,810	$10,117	$28,912	$21,416
Specialty Admitted Insurance	1,298	988	2,921	2,611
Casualty Reinsurance	(100)	1,729	227	3,473
Total underwriting profit of operating segments	17,008	12,834	32,060	27,500
Other operating expenses of the Corporate and Other segment	(7,433)	(7,307)	(15,339)	(14,738)
Underwriting profit (a)	9,575	5,527	16,721	12,762
Net investment income	17,535	16,135	36,966	29,391
Net realized and unrealized gains (losses) on investments (b)	1,063	(64)	2,688	(874)
Other income and expenses	(378)	4	(132)	108
Interest expense	(2,684)	(2,946)	(5,492)	(5,468)
Amortization of intangible assets	(149)	(149)	(298)	(298)
Consolidated income before taxes	$24,962	$18,507	$50,453	$35,621

(a)    Included in underwriting results for the three and six months ended June 30, 2019 is fee income of $6.2 million and $12.6 million, respectively ($7.4 million and $15.6 million for the respective prior year periods).

(b)    Includes net realized gains of $1.9 million and $5.4 million for the change in net unrealized gains/losses on equity securities in the three and six months ended June 30, 2019, respectively, in accordance with ASU 2016-01 (net realized gains of $521,000 and net realized losses of $1.2 million for the respective prior year periods).

Adjusted Net Operating Income

We define adjusted net operating income as net income excluding net realized and unrealized gains (losses) on investments (net realized investment gains (losses) and the change in unrealized gains (losses) on equity securities per the adoption of ASU 2016-01), as well as non-operating expenses including those that relate to due diligence costs for various merger and acquisition activities, professional fees related to the filing of registration statements for the sale of our securities, costs associated with former employees and interest and other expenses on a leased building that we were previously deemed to own for accounting purposes. We use adjusted net operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and our definition of adjusted net operating income may not be comparable to that of other companies.

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JRVR Announces Second Quarter Results

July 31, 2019

Our income before taxes and net income reconciles to our adjusted net operating income as follows:

	Three Months Ended June 30,
	2019		2018
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	(in thousands)
Income as reported	$24,962	$20,307	$18,507	$16,984
Net realized and unrealized (gains) losses on investments (a)	(1,063)	(670)	64	98
Other expenses	683	540	93	126
Interest expense on leased building the Company is deemed to own for accounting purposes	—	—	457	361
Adjusted net operating income	$24,582	$20,177	$19,121	$17,569

	Six Months Ended June 30,
	2019		2018
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	(in thousands)
Income as reported	$50,453	$43,035	$35,621	$32,617
Net realized and unrealized (gains) losses on investments (a)	(2,688)	(1,685)	874	763
Other expenses	683	540	97	146
Interest expense on leased building the Company was previously deemed to own for accounting purposes	—	—	775	612
Adjusted net operating income	$48,448	$41,890	$37,367	$34,138

(a)    Includes net realized gains of $1.9 million and $5.4 million for the change in net unrealized gains/losses on equity securities in the three and six months ended June 30, 2019, respectively, in accordance with ASU 2016-01 (net realized gains of $521,000 and net realized losses of $1.2 million for the respective prior year periods).

Tangible Equity (per Share) and Pre-Dividend Tangible Equity (per Share)

We define tangible equity as shareholders’ equity less goodwill and intangible assets (net of amortization). Our definition of tangible equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity for June 30, 2019, December 31, 2018, and June 30, 2018 and reconciles tangible equity to tangible equity before dividends for June 30, 2019.

	June 30, 2019		December 31, 2018		June 30, 2018
($ in thousands, except for share data)	Equity	Equity per share	Equity	Equity per share	Equity	Equity per share
Shareholders' equity	$791,050	$26.08	$709,241	$23.65	$689,243	$23.04
Goodwill and intangible assets	219,070	7.22	219,368	7.31	219,867	7.35
Tangible equity	$571,980	$18.86	$489,873	$16.34	$469,376	$15.69
Dividends to shareholders for the six months ended June 30, 2019	18,339	0.60
Pre-dividend tangible equity	$590,319	$19.46

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